EXHIBIT 11



































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                                                                 EXHIBIT 11

               STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                          ARKANSAS BEST CORPORATION

                                                        Three Months Ended
                                                             March 31
                                                       1995         1994
                                                     (Thousands, except per
                                                            share data)


PRIMARY:
Average shares
  outstanding                                       19,513,708   19,195,794

Net effect of dilutive
 stock options --
 Based on the treasury
 stock method using
 average market price                                   52,696      143,595
                                                    ----------   ----------
  Average common shares
   outstanding                                      19,566,404   19,339,389
                                                    ==========   ==========

Net income                                          $    5,142   $    5,575
Less:  Preferred stock dividend                          1,075        1,075
                                                    ----------   ----------
 Net income available
  for common                                        $    4,067   $    4,500
                                                    ==========   ==========

Per common and common
 equivalent share:
  Income per common share                           $     0.21   $     0.23
                                                    ==========   ==========

<F1>
Fully-diluted earnings per common share are not presented, as such calculations would be anti-dilutive.



















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